UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 26, 2023
Date of Report (date of earliest event reported)
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Rivian Automotive, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-41042 (Commission File Number)	47-3544981 (IRS Employer Identification Number)
14600 Myford Road Irvine, California 92606
(Address of principal executive offices) (Zip code)
(888) 748-4261
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	RIVN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 - Entry into a Material Definitive Agreement.
On September 26, 2023, Rivian Horizon, LLC, a subsidiary of Rivian Automotive, Inc. (the “Company”), the State of Georgia (the “State”) acting by and through the Georgia Department of Economic Development (the “GDEcD”), and the Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County (the “JDA”, and together with the State and the GDEcD, the “Public Parties”) entered into the First Amendment to the Economic Development Agreement (“Amendment”), which amends the Economic Development Agreement, dated May 2, 2022, among the Company and the Public Parties (the “Agreement”).
Pursuant to the Agreement, the Company agreed to build an electric vehicle manufacturing plant in Georgia (the “Project”) and (i) create 7,500 new jobs for full-time employees at the Project (the “Jobs Commitment”) and (ii) make a minimum capital investment of $5.0 billion in the Project (the “Investment Commitment” and together with the Jobs Commitment, the “Company Commitments”). As consideration for and as a condition to the Company Commitments, the Public Parties agreed to provide the Company with various state and local incentives having an aggregate value of approximately $1.5 billion, including tax credits and exemptions, grants to offset eligible costs of the Project, site development and preparation and recruitment and job training programs for the Project (the “Incentive Payments”).
The Amendment modifies the period (the “Performance Period”) during which the Company is required to maintain the Company Commitments on an annual basis. As modified, the Performance Period commences on December 31, 2030 and expires on December 31, 2047. To the extent the Company fails to achieve an average of 80% of the Company Commitments in any year during the Performance Period, the Company is required to make a repayment to the Public Parties of a pro rata portion of the total value of the Incentive Payments received by the Company in such year.
In addition, under the Agreement, the Company agreed to make payments in lieu of taxes (the “PILOT Payments”) to the JDA annually during the term of the Rental Agreement between the JDA and Company. The Rental Agreement will be executed by the JDA and the Company at Closing (as defined in the Agreement). The minimum annual PILOT Payments start at $1.5 million and gradually increase to $20.4 million by 2047, and the PILOT Payments are subject to further increases as set forth in the Agreement if the Company exceeds its initial $5.0 billion Investment Commitment. The Company has agreed to pay a minimum of approximately $300.0 million in PILOT Payments over the course of the PILOT period.
The Amendment further allows the Company to seek a loan (the “Loan”) to provide an additional source of financing for the development and construction of the Project from a lender (the "Lender") reasonably acceptable to the State and the JDA. In connection with the Loan, the Company will be required to comply with certain conditions set forth in the Amendment, including but not limited to posting collateral reasonably acceptable to the JDA and the State as consideration for the State and the JDA subordinating their respective interests in the Project assets (but excluding the underlying land constituting a part of the Project) in favor of the Lender. For purposes of the Amendment, certain types of lenders are deemed acceptable to the State and the JDA.
In addition, the Agreement included certain termination rights prior to the Closing. The Amendment provides for additional termination rights after the Closing, with the Company able to terminate the Agreement (i) no later than April 1, 2024, if the State fails to provide the Company with reasonable assurances by February 15, 2024, that the Company’s use of the Project Site (as defined in the Agreement) is exempt from local zoning and ordinances as a result of ownership of the Project Site by the State or (ii) no later than December 31, 2024, if the Loan is denied by the Lender for any reason, provided the Company satisfies its obligations specifically associated with this particular termination right in the Amendment, including but not limited to payment of a termination fee and performance of certain removal/restoration requirements.
The Closing is subject to the satisfaction or waiver of certain closing conditions, as specified in the Agreement. Pursuant to the Amendment, the Company and the Public Parties have agreed to use commercially reasonable efforts to satisfy all conditions precedent to the Closing so that the Closing can occur on or before November 1, 2023.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1†
First Amendment to Economic Development Agreement, dated as of September 26, 2023, by and among Rivian Horizon, LLC, the State of Georgia acting by and through the Georgia Department of Economic Development, the Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain exhibits have been omitted pursuant to Instruction 4 to Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide copies of any of the omitted exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVIAN AUTOMOTIVE, INC.

Date: September 29, 2023	By:	/s/ Claire McDonough
	Name:	Claire McDonough
	Title:	Chief Financial Officer